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                     CONSULTING AND NONCOMPETITION AGREEMENT

      This agreement is made effective April 26, 2001, between Columbus Jack Corporation, an Ohio corporation (the "Company"), whose address is 1000 South Front Street, Columbus, Ohio 43206-2598, fax no. (614) 445-3981, and Dennis B. Mellman (the "Consultant"), whose address is xxxxxxx, who hereby agree as follows:

      ss.1. Retention. Upon the terms and subject to the conditions described in this agreement, the Company hereby retains the Consultant to perform the services described in ss.3, below, and the Consultant hereby accepts such retention by the Company.

      ss.2. Term. The Consultant's retention by the Company pursuant to this agreement shall begin on the date set forth above (the "Commencement Date") and shall end on the first anniversary of the Commencement Date (the "Term"), unless sooner terminated pursuant to ss.8 of this agreement.

      ss.3. Services. During the Term, the Consultant shall perform such services and be responsible for such activities as may be reasonably assigned to him from time to time by the board of directors of the Company (the "Board") or the President of the Company, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Board (the "Services"). The Consultant shall be available during regular business hours to devote not less than 20 hours per week of his professional time, attention, energy, loyalty, and skill to the performance of the Services; provided that the Consultant shall have no obligation to devote more than 28 hours per week to the performance of the Services.

      ss.4. Independent Contractor. The relationship between the Company and the Consultant is that of independent contractors. This agreement does not establish a partnership, joint venture, or agency between the parties, nor does it create an employer-employee relationship. The Consultant shall have no authority or power to bind the Company, to create any liability against the Company, or to incur any obligations on behalf of the Company in any way or for any purpose, except as expressly authorized in or pursuant to this agreement, and the Consultant shall not hold himself out as having any such authority.

      The Consultant shall not be entitled to any benefits or perquisites made available to employees of the Company. The Company shall not be obligated to provide workers' compensation or unemployment compensation for the Consultant or pay any premiums or fees with respect thereto. The Consultant shall be responsible for the payment, and shall pay when due, any and all taxes imposed on the Consultant by any governmental authority or agency in connection with the fees or other amounts paid by the Company to the Consultant pursuant to this agreement, including without limitation all federal, state, and local income taxes, social security taxes, and unemployment taxes, and the Company shall not be obligated to withhold any of such taxes from the Consultant's compensation under this agreement or pay any such taxes on the Consultant's behalf.

      ss.5. Compensation. As compensation for the Services, the Company shall pay the Consultant the consulting fees and other benefits described below:

            (a) For the one-year period ending on the first anniversary of the Commencement Date, a consulting fee of $120,000, which shall be payable in arrears in regular installments (but not less frequently than monthly) in accordance with the Company's general policies and procedures for payment of its executive personnel;

            (c) Group health and welfare, insurance, and retirement benefits comparable to those offered generally to the Company's executive personnel from time to time.

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            (d) Five weeks paid vacation during each year of this agreement.

            (e) Until the expiration of the three-year automobile lease dated September 26, 1998, for the 1999 Mercedes CLK 430 (the "Mercedes Lease"), $850.47 per month as an automobile allowance, which allowance shall be paid directly by the Company to the Lessor under the Mercedes Lease.

      In addition, following termination of this agreement for any reason (other than for Cause or the death of the Employee) and continuing until the Consultant reaches 63 and one-half years of age, the Company shall continue to make available to the Consultant participation in such group health, disability, and all other types of insurance coverage as are offered generally to the Company's executive personnel from time to time to the extent that coverage is available under the applicable insurance policy or policies covering the Consultant and his dependent family members, provided that: (i) the Consultant shall reimburse the Company on a monthly basis for 50 percent of the portion of the Company's group health, disability, and other insurance premiums which are attributable to the Consultant's participation in the Company's group health, disability, and other insurance coverage as described in this paragraph, and (ii) during any period of time during which the Company otherwise has an obligation to the Consultant under this paragraph, the Consultant shall provide such services to the Company as may be reasonably requested by the Company, but only to the extent necessary in order for the Consultant to be eligible for coverage under the terms and conditions of the group health, disability, and other insurance policies issued to the Company by its group insurer or insurers. The Consultant acknowledges and agrees that the Company is not and shall not become the Consultant's health or medical insurer.

      The Consultant shall receive no other compensation or benefits from the Company under this agreement.

      ss.6. Reimbursement of Expenses. The Company shall reimburse the Consultant for his reasonable direct out-of-pocket expenses paid by the Consultant in connection with the Services and approved in advance by the Company, including without limitation travel, food, and lodging expenses while traveling pursuant to the request of the Company, subject to any record keeping, reporting, or other limitations imposed from time to time by the Company.

      ss.7. Confidentiality; Noncompetition. The Consultant shall not, directly or indirectly, at any time (whether during the term of this agreement or thereafter), disclose any Confidential Information (as defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only Confidential Information which (1) is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this agreement by the Consultant, or (2) is obtained by the Consultant on a non-confidential basis from a source other than an Affiliated Company or any agent or other representative of an Affiliated Company and such source had the right to disclose such Confidential Information to the Consultant without violating any legal, contractual, fiduciary, or other obligation.

      Upon termination of his retention by the Company (for any reason), the Consultant shall immediately deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

      This agreement is confidential and in no event shall the Consultant disclose any information contained herein without the prior written consent of the Company, except for disclosures to the


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Consultant's spouse and professional advisors (limited to those who need to know) (collectively, "Permitted Recipients"). The Consultant shall exercise all reasonable efforts to maintain, and to cause his Permitted Recipients to maintain, the confidentiality of this agreement. The provisions of this paragraph are subject to the Consultant's obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation.

      All Work Product (as defined below) shall be considered and arranged to be "work made for hire" to the extent permitted by applicable law. The Consultant hereby transfers, assigns, sells, and conveys to the Company all of the Consultant's rights, title, and interest in and to the Work Product and shall execute any other documents reasonably requested by the Company to evidence the Company's rights in the Work Product and the conveyance to the Company of the Consultant's rights therein.

      During the Restricted Period (as defined below), the Consultant shall not, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity):

            (a) Other than on behalf of an Affiliated Company, enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any Restricted Goods and Services (as defined below) to any Restricted Customer (as defined below);

            (b) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, or independent contractors;

            (c) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company, provided that the Consultant may employ or engage such a person if such person's relationship with such Affiliated Company was terminated by such Affiliated Company; or

            (d) Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

      For purposes of this agreement: (i) "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound; (ii) "Affiliated Companies" shall include the Company, its parent corporation, and all subsidiaries of the Company, (iii) "Work Product" shall mean all tangible and intangible work and work products developed or produced by the Consultant within the scope of his retention pursuant to this agreement, including without limitation (A) inventions, creations, discoveries, concepts, formulas, processes, devices, methods, innovations, designs, mask works, improvements, specifications, drawings, sketches, models, samples, data, computer programs, reports, documentation, and other developments, (B) any patents, copyrights, trade secrets, and trademarks derived therefrom, and (C) any applications for or registrations of any of the foregoing, (iv) "Restricted Period" shall mean the period beginning on the Commencement Date and ending on the later of (1) the third anniversary of the Commencement Date or (2) the second anniversary of the date the


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Consultant is no longer employed or otherwise retained by any Affiliated Company
(provided that, for purposes of determining the Restricted Period, the Consultant shall not be deemed to be employed or otherwise retained by any Affiliated Company if his only employment or retention by an Affiliated Company is exclusively for the purpose of satisfying the next-to-last paragraph of ss.5, above, or as a result of his service on the board of directors of an Affiliated Company, and provided further that the Restricted Period shall end immediately and automatically upon a default (which remains uncured) by the Company or its parent corporation with respect to their respective payment or stock issuance obligations under ss.1.1 of the Stock Purchase Agreement between the Consultant, the Company, and its parent dated the same date as this agreement); (v) "Restricted Goods and Services" shall mean goods and services of the type provided by any Affiliated Company at any time or from time to time during the Consultant's retention by the Company or any Affiliated Company (whether pursuant to this agreement or otherwise); and (vi) "Restricted Customer" shall mean, as of any given time, any person, firm, association, corporation, or other entity which is then a customer of an Affiliated Company, which was a customer of an Affiliated Company during the two-year period immediately preceding such time, which is then being actively solicited by or on behalf of an Affiliated Company to be a customer of such Affiliated Company, or which was being actively solicited by or on behalf of an Affiliated Company to be a customer of such Affiliated Company during the one-year period immediately preceding such time.

      The Consultant acknowledges that (A) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests, (B) such provisions are reasonable and appropriate in all respects, and (C) in the event of any violation by the Consultant of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by the Consultant, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Company.

      ss.8. Termination. The Consultant's retention with the Company shall terminate automatically upon the death of the Consultant, may be terminated by the Consultant at any time upon not less than 90 days prior written notice to the Company, and may be terminated by the Company, without any further obligation on the part of the Company, immediately upon notice to the Consultant at any time (a) for Cause (defined below), (b) if the Consultant is under a Long-Term Disability (as defined below),or (c) without Cause, provided that, if the Company terminates the Consultant's retention pursuant to this clause (c) and no other basis for termination exists under this agreement, then the Company's obligations to the Consultant under ss.5, above, shall survive such termination; provided that, notwithstanding any other provision of this agreement to the contrary, the payments and benefits provided under ss.5 shall be payable or provided, as applicable, only so long as the Consultant is in full compliance with the provisions of ss.7 of this agreement.

      For purposes of this agreement:

            (i) "Cause" shall mean any act constituting (A) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (B) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (C) other criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company; and

            (ii) "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that the Consultant will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with


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      or without reasonable accommodation. In the event of any disagreement about whether or when the Consultant is under a Long-Term Disability, the question shall be determined: (A) by a physician selected by agreement between the Consultant and the Company if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (B) by two physicians, the first of whom shall be selected by the Consultant and the second of whom shall be selected by the Company or, if the Consultant fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians. The Consultant shall submit to all reasonable examinations requested by any such physicians.

      ss.9. Return of Records. Upon termination of this agreement, the Consultant shall deliver to the Company all records, reports, data, memoranda, notes, models, and equipment of any nature that are in the Consultant's possession or under the Consultant's control prepared or acquired in the course of the Consultant's retention by the Company. The Consultant further agrees not to retain any such information or data, or reproductions of such information or data, that relate to the business activities of the Company or to parties in a contract relationship with the Company.

      ss.10. Indemnification. The Consultant shall indemnify and hold the Company harmless from and against any and all liabilities, losses, damages, claims, costs, and expenses (including legal fees) of any kind whatsoever arising directly or indirectly out of: (a) any claim, charge, assessment, or demand by any federal, state, or local governmental authority or agency for (i) any and all workers' compensation or unemployment compensation premiums or fees related to the retention of the Consultant by the Company, or (ii) any and all taxes which the Consultant was obligated to pay but failed to pay and which were related to the retention of the Consultant by the Company; (b) any claim, representation, warranty, or other statement by, or any act or omission of, the Consultant which is not expressly authorized by this agreement; (c) any failure by the Consultant to perform and observe fully all obligations and conditions to be performed or observed by the Consultant under this agreement; or (d) any failure of any representation or warranty made by the Consultant in this agreement to have been correct in all material respects when made.

      ss.11. Capacity. The Consultant represents and warrants to the Company that he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

      ss.12. Remedies. All rights and remedies of either Party under this agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

      ss.13. Survival. The termination of the Consultant's retention with the Company (for any reason) shall not relieve either Party of any of that Party's obligations under this agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such retention modify or affect any obligations of the Consultant or rights of the Company under ss.7 of this agreement, all of which shall survive the termination of such retention.

      ss.14. Notices. All notices and other communications under this agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth at the beginning of this agreement, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address.


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      ss.15. Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

      ss.16. Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this agreement.

      ss.17. Complete Agreement. This agreement and all documents referred to in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both Parties.

      ss.18. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

      ss.19. Captions. The captions of the various sections of this agreement are not part of the context of this agreement, are only guides to assist in locating those sections, and shall be ignored in construing this agreement.

      ss.20. Genders and Numbers. Where permitted by the context, each pronoun used in this agreement includes the same pronoun in other genders and numbers, and each noun used in this agreement includes the same noun in other numbers.

      ss.21. Successors. This agreement shall be personal to the Consultant and no rights or obligations of the Consultant under this agreement may be assigned by the Consultant to any third party. Any assignment or attempted assignment by the Consultant in violation of the preceding sentence shall be null and void. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.

COLUMBUS JACK CORPORATION


By ____________________________________    _____________________________________
   Bruce Weaver, President                 DENNIS B. MELLMAN


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